As filed with the Securities and Exchange Commission on October 20, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

URBAN OUTFITTERS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania

(State or Other Jurisdiction of Incorporation or Organization)

23-2003332

(I.R.S. Employer Identification No.)

1809 Walnut Street Philadelphia, Pennsylvania	19103
(Address of Principal Executive Offices)	(Zip Code)

Urban Outfitters 2004 Stock Incentive Plan

(Full Title of the Plan)

Glen A. Bodzy, Esq.

Urban Outfitters, Inc.

1809 Walnut Street

Philadelphia, Pennsylvania 19103

(Name and Address of Agent For Service)

(215) 564-2313

(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Walter J. Mostek, Jr., Esq.

Drinker Biddle & Reath LLP

Suite 300, 1000 Westlakes Drive

Berwyn, Pennsylvania 19312-2409

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Shares, par value $.0001 per share	5,000,000 Common Shares	$35.32	$176,600,000	$22,375.22

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated in accordance with Rule 457(c) and (h) solely for the purpose of computing the registration fee based upon $35.32, the average of the high and low prices per Common Share reported on the Nasdaq National Market System on October 14, 2004.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Urban Outfitters Inc. (the “Company” or the “Registrant”) hereby incorporates by reference in this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a) the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004;

(b) the Company’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2004;

(c) the Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2004;

(d) all other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since January 31, 2004; and

(e) the description of the Company’s Common Shares contained in the Registration Statement on Form S-3 filed on March 14, 2002 by the Company under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All reports and other documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of filing of such reports or other documents.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein by reference modified or superseded such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the Common Shares issued by the Company will be passed upon by Drinker Biddle & Reath LLP, One Logan Square, 18th and Cherry Streets, Philadelphia, Pennsylvania 19103. One of the Company’s directors, Harry S. Cherken, Jr., is a partner in the law firm of Drinker Biddle & Reath LLP and, as of the date of filing this Registration Statement, he owns 32,000 Common Shares, holds options to purchase 200,000 Common Shares that are presently exercisable, and is a trustee of a trust that owns 2,200 Common Shares.

Item 6. Indemnification of Directors and Officers.

Section 1712 of the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”), sets forth the applicable standard of care for directors and officers. Section 1712 further provides that, in performing their duties, directors may rely in good faith on certain information, material, and statements provided by officers of a corporation, certain professionals or experts, and committees of the board upon which the director does not serve and that officers shall not be liable if they perform their duties in accordance with the applicable standard of care. Section 1713 of the BCL allows for a corporation’s by-laws to provide that a director shall not be personally liable for any action taken unless the director has breached the applicable standard of care and such breach constituted self-dealing, willful misconduct, or recklessness.

Section 1741 of the BCL permits a corporation to indemnify its officers and directors for any expenses, judgments, fines, and settlement amounts paid or incurred in the defense of third-party actions provided those individuals have met their applicable standard of care. Section 1743 of the BCL requires a corporation to indemnify its directors and officers for their expenses incurred in the successful defense of any third-party or derivative action. The Registrant’s Amended and Restated By-laws require the Registrant to indemnify any person who was or is party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, including actions by or in the right of the Registrant, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving while a director or officer of the Registrant at the request of the Registrant as a director, officer, employee, agent, fiduciary, or other representative of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against expenses (including attorneys’ fees), judgment, fines, excise taxes, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding unless the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

The Registrant maintains directors’ and officers’ liability insurance.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The following is a list of exhibits required by Item 601 of Regulation S-K to be filed as part of this Registration Statement:

4.1	Amended and Restated Articles of Incorporation is incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2004 filed on September 9, 2004.

4.2	Amendment No. 1 to Amended and Restated Articles of Incorporation is incorporated by reference to Exhibit 3.2 of the Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2004 filed on September 9, 2004.

4.3	Amended and Restated By-laws are incorporated by reference to Exhibit 3.2 of the Company’s Registration Statement on Form S-1 (File No. 33-69378) filed on September 24, 1993.

5.1	Opinion of Drinker Biddle & Reath LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of Drinker Biddle & Reath LLP (included in the opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this Registration Statement).

99.1	Urban Outfitters 2004 Stock Incentive Plan is incorporated by reference to Exhibit 10.8 of the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004 filed on April 15, 2004.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on October 20, 2004.

URBAN OUTFITTERS, INC.

By:	/s/ Richard A. Hayne
Name:	Richard A. Hayne
Title:	President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard A. Hayne and John E. Kyees and each of them singly as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters, as fully to all intents and purpose as he might or could do in person, and hereby ratifying and confirming all that each of such attorney-in-fact and agent or any of them or his substitutes may do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard A. Hayne Richard A. Hayne (Principal Executive Officer)	Chairman of the Board, President, and Director	October 20, 2004

/s/ John E. Kyees John E. Kyees (Principal Financial Officer)	Chief Financial Officer	October 20, 2004

/s/ Robert Ross Robert Ross (Controller)	Controller	October 20, 2004

/s/ Scott A. Belair	Director	October 20, 2004
Scott A. Belair

/s/ Harry S. Cherken, Jr.	Director	October 20, 2004
Harry S. Cherken, Jr.

/s/ Joel S. Lawson III	Director	October 20, 2004
Joel S. Lawson III

/s/ Glen T. Senk	Director	October 20, 2004
Glen T. Senk

/s/ Robert H. Strouse Robert H. Strouse	Director	October 20, 2004

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Articles of Incorporation is incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2004 filed on September 9, 2004.

4.2	Amendment No. 1 to Amended and Restated Articles of Incorporation is incorporated by reference to Exhibit 3.2 of the Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2004 filed on September 9, 2004.

4.3	Amended and Restated By-laws are incorporated by reference to Exhibit 3.2 of the Company’s Registration Statement on Form S-1 (File No. 33-69378) filed on September 24, 1993.

5.1	Opinion of Drinker Biddle & Reath LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of Drinker Biddle & Reath LLP (included in the opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this Registration Statement).

99.1	Urban Outfitters 2004 Stock Incentive Plan is incorporated by reference to Exhibit 10.8 of the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004 filed on April 15, 2004.